WRITTEN CONSENT TO CORPORATE ACTION

OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS OF

FRP HOLDINGS, INC.

The undersigned, constituting all of the members of the Compensation Committee (the “Committee”) of the Board of Directors of FRP Holdings, Inc., a Florida corporation (the “Company”), do hereby adopt the following resolutions, all pursuant to Section 607.0821 of the Florida Business Corporation Act, without necessity of a formal meeting:

WHEREAS, the Securities and Exchange Commission as adopted a rule requiring the national securities exchanges to adopt new listing standards requiring listed companies to adopt policies requiring the recovery or clawback of erroneously awarded incentive compensation from current and former executive officers;

WHEREAS, the proposed listing standards and the new SEC rule include requirements not addressed in the Company’s current clawback policy and the undersigned have reviewed the attached Clawback Policy prepared by counsel to the Company and have determined that it is in the best interest of the Company to adopt such proposed Clawback Policy;

BE IT RESOLVED, that the Clawback Policy attached hereto be, and hereby is, adopted and approved effective upon the effective date of this Written Consent; and

FURTHER RESOLVED, that the officers of the Company are hereby authorized and directed to take any such actions and execute any such documents as are necessary or appropriate to effect the foregoing resolutions and to implement the Clawback Policy.

IN WITNESS WHEREOF, the undersigned have adopted this Written Consent to Corporate Action of the Compensation Committee of the Board of Directors of FRP Holdings, Inc.

Date:

Charles E. Commander III

Date:

Martin E. Stein, Jr.

Date:

John S. Surface

Date:

Nichole B. Thomas

Date:

William H. Walton III

FRP HOLDINGS, INC.

EXECUTIVE OFFICER COMPENSATION CLAWBACK POLICY

I.	Defined Terms.

For purpose of this Policy, the following terms have the following meanings:

“Committee” means the Compensation Committee of the Board of Directors of the Company.

“Company” means FRP Holdings, Inc., a Florida corporation.

“Covered Executive Officer” means any current or former Executive Officer of the Company.

“Equity Incentive Compensation” means any stock options, stock appreciation rights, restricted stock, restricted stock units, long-term incentive plan units or other similar awards granted, vested or accrued under any Company plan or agreement and payable to a Covered Executive Officer that is granted, earned or vested wholly or in part based on the attainment of Financial Reporting Measures of the Company and its consolidated subsidiaries, including proceeds received from the sale of shares of acquired through an incentive plan that were granted or vested based wholly or in part on satisfying a financial reporting measure performance goal.

“Executive Officer” means an officer as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.

“Executive Compensation Arrangement” means any plan or agreement pursuant to which the Company compensates a Covered Executive Officer through Incentive Compensation on or after the date of adoption of this Policy.

“Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing financial statements and any measures derived from such measures, including non-GAAP financial measures and measures not presented in the Company’s financial statements or filings with the Securities and Exchange Commission or measures based on the Company’s stock price or total shareholder return.

“Incentive Compensation” means Equity Incentive Compensation and Non-Equity Incentive Compensation.

“Non-Equity Incentive Compensation” means any variable cash compensation paid to a Covered Executive Officer based upon the financial results of the Company and its consolidated subsidiaries.

“Policy” means this Executive Officer Compensation Clawback Policy.

II.	Clawback Policy.

A.                If the Company is required to prepare an accounting restatement (including a restatement to correct an immaterial error to prior period financial statements that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period) due to material noncompliance with any financial reporting requirement under the securities laws, then each Covered Executive Officer shall be required to forfeit or recover, as applicable, that portion of the unvested, vested, unpaid or paid Incentive Compensation received by or paid to such Covered Executive Officer preceding the publication of the restated financial statements that the Committee determines was in excess of the amount that such Covered Executive Officer would have received or been paid had such Incentive Compensation been calculated based upon the financial results reported in the restated financial statements.

B.                 Recovery by the Company of incentive-based compensation subject to the clawback will be mandatory and shall be recovered reasonably promptly unless the Committee determines that recovery is “impracticable” for one of the following three reasons: (i) after the Company has made a reasonable attempt to recover such compensation, documented such attempt and provided the documentation to its national securities exchange, the direct expense paid to a third party to assist in enforcing the policy would exceed the amount to be recovered; (ii) recovery would violate existing law and the Company has provided to its national securities exchange an opinion to that effect; or (iii) recovery would likely cause an otherwise tax-qualified, broad-based retirement plan to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended. Recoupment of Incentive Compensation may be made in any reasonable manner as determined by the Committee in its sole discretion.

III.	General.

A.                Notwithstanding anything in this Policy to the contrary, it is intended that this Policy comply with, and that the Committee seek to administer this Policy in compliance with, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, the Sarbanes Oxley Act of 2002, as amended, all applicable rules and regulations of the Securities and Exchange Commission and applicable listing standards and all other applicable law. If any of the foregoing laws, rules and regulations are hereafter amended, the Committee shall administer and interpret this Policy in accordance with such amended laws, rules and regulations until such time as this Policy is amended to conform to such amended laws, rules and regulations.

B.                 The rights to recoupment set forth in this Policy are in addition to any other rights that the Company may have against any Covered Executive Officer, including, without limitation, any remedies at law or in equity. Application of this Policy does not preclude the Company from taking any other action to enforce a Covered Executive Officer’s obligations to the Company, including termination of employment or institution of civil or criminal proceedings.

C.                 This Policy shall be administered by the Committee which shall have sole discretion as to when and how to seek recovery from a Covered Executive Officer.

D.                The Company shall take all reasonable appropriate steps to inform Covered Executive Officers of this Policy so that this Policy shall be enforced to the fullest extent legally permissible.

E.                 This Policy will apply to compensation paid to or received by Covered Executive Officers during the three fiscal years preceding the date on which the Company is required to prepare the accounting restatement.